Exhibit (j)6 under Form N-1A
Exhibit 8 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Federated Tax-Free Instruments Trust in Post-Effective Amendment Number 104 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust and to the incorporation by reference of our report, dated May 19, 2009, on Tax-Free Instruments Trust (one of the portfolios comprising Money Market Obligations Trust) included in the Annual Shareholder Report for the fiscal year ended March 31, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 26, 2009